Exhibit 99.1

CORRECTING AND REPLACING

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE

SECOND QUARTER ENDED JUNE 30, 2020

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

Nogales, Arizona – August 4, 2020 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, reported a correction to the Company’s press release issued on the morning of August 4, 2020 relating to the Company’s expectations for timing of fulfillment of orders for its N-95 face mask booked as of August 1, 2020, as described in the second paragraph of the section of the press release titled “Personal Protective Equipment (PPE) Orders Resulting from COVID-19 Pandemic.”

The corrected press release reads as follows:

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE

SECOND QUARTER ENDED JUNE 30, 2020

Net Sales of $25.5 Million, an Increase of 123.4% Year-over-Year

Provides Update on Orders for Personal Protective Equipment (PPE)

●	Net sales for the second quarter of 2020 were $25.5 million, compared to $11.4 million for the second quarter of 2019, up 123.4% year-over-year.

●

Net income for the second quarter of 2020 was $6.2 million, or $0.46 per diluted share, compared to $1.0 million, or $0.08 per diluted share, for the second quarter of 2019, up 475% on a per share basis.

Nogales, Arizona – August 4, 2020 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three month period ended June 30, 2020.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “Alpha Pro Tech delivered another exceptional quarter with triple-digit organic revenue growth, a 123% increase compared to the second quarter of 2019. Gross profit margin was nearly 50%, which is above our historical average, due to a shift in product mix towards more personal protective equipment (PPE) and extremely strong cash flow. As a result of the ongoing COVID-19 pandemic, demand for our N-95 face masks and other PPE remains strong and shows no indications of slowing as we move into the second half of 2020. Our backlog of orders continues to increase with current delivery commitments into the second quarter of 2021.”

Hoffman continued, “In our Building Supply segment, we continue to attract more builders and have expanded our distribution network to capture increased demand for our housewrap, window flashing and seam tape. In addition to benefitting from cash flow that has enabled us to build a strong inventory position, we have managed to avoid many of the challenges faced by competitors that rely heavily on third-party imported products from countries hit hard by the pandemic by relying on our U.S.-based manufacturing and our joint venture partner.”

“Our business continues to generate strong cash flows from operations, which enables us to invest in production capabilities and inventory in step with the ongoing demand for PPE and building supplies,” added Hoffman.

Personal Protective Equipment (PPE) Orders Resulting from COVID-19 Pandemic

The Company began ramping up production of its N-95 Particulate Respirator face mask and face shields in response to a significant increase in customer demand and volume of orders resulting from the initial outbreak of COVID-19 and the declaration by the World Health Organization of the outbreak as a “public health emergency of international concern,” and, ultimately, a global pandemic. The Company has continued to experience a significant surge in customer demand for the N-95 face mask, face shields and other PPE products as a result of the COVID-19 pandemic.

In an effort to meet the unprecedented demand, and to aid communities around the world in responding to the ongoing healthcare crisis, the Company began ramping up production during the first quarter of 2020 of the Company’s N-95 face mask, which is manufactured by the Company in the United States. As of August 1, 2020, the Company had booked approximately $66 million in orders for the Company’s N-95 face mask since January 27, 2020, of which approximately 10% have request dates in 2021. The Company fulfilled approximately $12 million of the orders through the first six months of 2020. At this time, the Company expects approximately $43 million of booked N-95 face mask orders with request dates in 2020 to be fulfilled by the end of the year, and approximately $23 million of the orders to be fulfilled in 2021.

During the second quarter of 2020, the Company brought all available phase 1 N-95 production lines into service and secured raw materials to support the fulfillment of anticipated 2020 orders. In the second quarter, one of the raw materials did have availability constraints; however; the Company has now added additional supply sources, which the Company expects to remove any further bottlenecks and allow full production capacity of phase 1 in the latter part of the third quarter of 2020. Based on increased production capacity and current order demand, the Company expects N-95 face mask sales in the third quarter of 2020 to be significantly higher than the second quarter. The Company continues to expect the phase 2 expansion of additional N-95 face mask manufacturing lines to be initially operational by the latter part of the third quarter of 2020. Once phase 2 is operational, the Company will further ramp up production throughout the remainder of 2020 and expects that for fiscal 2021 the production capacity for the N-95 face mask will be over $100 million.

The Company has also seen a significant increase in orders of the Company’s face shield products since January 27, 2020, with approximately $6 million of face shield orders fulfilled in the first six months of 2020. At this time, the Company expects face shield sales in the second half of 2020 to exceed the $6 million in sales through the first six months of the year.

The Company’s other disposable protective garment product line, which include coveralls, gowns, lab coats, shoecovers and bouffant caps, has also seen a significant increase in demand, which primarily began in early March and continued throughout the second quarter. For the remainder of 2020, the Company expects increased demand for these products to continue. During the second quarter of 2020, the Company’s India joint venture ceased production due to a government-mandated COVID-19 shutdown, which impacted inventory levels. With the reopening of the joint venture in June, subsequent to the end of the shutdown, shipping of inventory has recommenced, but the temporary shutdown will impact production and sales of disposable protective garments in the third quarter, and production and sales could be further impacted by subsequent shutdowns. Even with these actual and potential delays, however, the Company expects disposable protective garment sales for the second half of 2020 to show continued top line growth.

Net sales

Consolidated sales for the second quarter of 2020 were $25.5 million, compared to $11.4 million for the second quarter of 2019, an increase of 123.4%, reflecting increased sales in the Disposable Protective Apparel segment of $13.3 million and increased sales in the Building Supply segment of $742,000.

Sales for the Disposable Protective Apparel segment (including disposable protective garments, masks and shields) increased by $13.3 million, or 283.6%, to $18.0 million, compared to $4.7 million for the same period of 2019. This segment increase was due to a 991.3% increase in sales of face masks, a 973.2% increase in face shields and a 42.3% increase in sales of disposable protective garments. The increase in face mask sales was primarily attributable to increased sales of the Company’s N-95 face mask due to the COVID-19 pandemic. Although face mask sales increased very significantly during the quarter, sales could have been even higher without a supply chain issue that the Company experienced. Management anticipates that this issue will be resolved in the third quarter of 2020 and that resolving this issue should bolster sales and inventory levels in the coming quarters. The increase in face shield sales was also due to the pandemic and having a strong inventory position.

Building Supply segment sales increased by $742,000, or 11.1%, to $7.5 million for the second quarter of 2020, compared to $6.7 million for the same period of 2019. This segment increase was primarily due to an 11.7% increase in sales of the Company’s core building products, including an increase in sales of housewrap of 13.1% and an increase in sales of synthetic roof underlayment of 9.9%.

Consolidated sales for the six months ended June 30, 2020 increased to $43.7 million, up from $23.7 million for the six months ended June 30, 2019, representing an increase of $19.9 million, or 84.1%. This increase consisted of increased sales in the Disposable Protective Apparel segment of $18.1 million and increased sales in the Building Supply segment of $1.8 million.

Building Supply segment sales for the six months ended June 30, 2020 increased by $1.8 million, or 13.6%, to $15.0 million, compared to $13.2 million for the same period of 2019. The Building Supply segment increase was primarily due to an increase in sales of housewrap of 16.5%, an increase in sales of synthetic roof underlayment of 11.0% and an increase in sales of other woven material of 17.0% compared to the same period of 2019. Synthetic roof underlayment sales have increased as a result of increased sales of the TECHNO family products. Housewrap sales in the first half of 2020 were positively affected by increased system warranty sales and improved U.S. housing starts.

Gross profit

Gross profit for the second quarter of 2020 increased by 207.2% to $12.6 million, or 49.5% gross profit margin, compared to $4.1 million, or 36.0% gross profit margin, for the same period of 2019. Gross profit margin was positively affected by the significant change in product mix, with a surge in customer demand in light of the COVID-19 pandemic for face masks (in particular the Company’s N-95 face mask) and face shields, which generally have a higher gross profit margin than the Company’s other products.

Gross profit increased by $12.3 million, or 137.6%, to $21.2 million for the six months ended June 30, 2020, up from $8.9 million for the same period of 2019. The gross profit margin was 48.5% for the six months ended June 30, 2020, compared to 37.6% for the same period of 2019.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $1.3 million, or 39.6%, to $4.6 million for the three months ended June 30, 2020, compared to $3.3 million in the same period last year. However, as a percentage of net sales, selling, general and administrative expenses decreased to 17.9% in the second quarter of 2020, compared to 28.6% for the same period of 2019, primarily as a result of the growth in net sales. The increase in selling, general and administrative expenses was primarily the result of increased employee compensation, increased sales commission, increased accrued bonuses, increased insurance costs and increased factory-related expenses largely due to the COVID-19 pandemic.

Selling, general and administrative expenses increased by $1.7 million, or 24.8%, to $8.7 million for the six months ended June 30, 2020, from $6.9 million for the six months ended June 30, 2019. However, as a percentage of net sales, selling, general and administrative expenses decreased to 19.8% for the six months ended June 30, 2020, down from 29.2% for the same period of 2019, primarily as a result of the growth in net sales. The increase in selling, general and administrative expenses was a result of increased expenses in all selling, general and administrative expense categories to support significant sales growth during 2020.

Income from Operations

Income from operations increased by $7.2 million, or 1,019.6%, to $7.9 million in the second quarter of 2020, compared to $704,000 for the same period last year. The increased income from operations was primarily due to an increase in gross profit of $8.5 million, partially offset by an increase in selling, general and administrative expenses of $1.3 million and an increase in depreciation and amortization expense of $38,000. Income from operations as a percentage of net sales for the three months ended June 30, 2020 was 30.9%, compared to 6.2% for the same period of 2019.

Income from operations increased by $10.4 million, or 612.7%, to $12.2 million for the six months ended June 30, 2020, compared to $1.7 million for the six months ended June 30, 2019. The increased income from operations was primarily due to an increase in gross profit of $12.3 million, partially offset by an increase in selling, general and administrative expenses of $1.7 million and an increase in depreciation and amortization expense of $93,000. Income from operations as a percentage of net sales for the six months ended June 30, 2020 was 27.8%, compared to 7.2% for the same period of 2019.

Net Income

Net income for the second quarter of 2020 was $6.2 million, compared to $1.0 million for the same period of 2019, an increase of $5.2 million, or 515.8%. Net income as a percentage of net sales for the second quarter of 2020 was 24.4%, compared to 8.8% for the second quarter of 2019. Diluted earnings per common share for the second quarters of 2020 and 2019 were $0.46 and $0.08, respectively. Sequential quarterly growth in net income increased by 82% to $6.2 million in net income for the second quarter of 2020, compared to $3.4 million in net income for the first quarter of 2020, excluding a nonrecurring tax benefit of $2.0 million in the first quarter of 2020.

Net income for the six months ended June 30, 2020 was $11.6 million, compared to $2.2 million for the same period of 2019, representing an increase of $9.3 million, or 418.9%. This six month period significantly exceeds even the highest annual net income that the Company has previously experienced – annual net income of $9.0 million in 2009 resulting from the H1N1 pandemic. The net income increase was due to an increase in income before provision for income taxes of $9.6 million, partially offset by an increase in provision for income taxes of $313,000. Net income as a percentage of net sales for the six months ended June 30, 2020 was 26.5%, and net income as a percentage of net sales for the same period of 2019 was 9.4%. Diluted earnings per common share for the six months ended June 30, 2020 and 2019 were $0.84 and $0.17, respectively.

Balance Sheet

As of June 30, 2020, the Company had cash of $24.7 million, compared to $6.5 million as of December 31, 2019. The increase in cash was from cash provided by operating activities of $16.8 million for the first six months of 2020, primarily from prepayments on future PPE sales, and cash provided by financing activities of $1.8 million, primarily proceeds from the exercise of stock options by Company employees. This increase was partially offset by cash used in investing activities of $372,000 for the purchase of property and equipment. The Company ended the second quarter of 2020 with working capital of $37.0 million and a current ratio of 4:1.

Inventory increased by $677,000, or 6.0%, to $12.0 million as of June 30, 2020, up from $11.3 million as of December 31, 2019. The increase was due to an increase in inventory for the Disposable Protective Apparel segment of $1.4 million, or 24.7%, partially offset by a decrease in inventory for the Building Supply segment of $708,000, or 12.4%, to $5.0 million.

The Company did not renew its $3,500,000 credit facility, which expired in May 2020. The credit line had not been used in several years, and the cost to maintain it had increased significantly. Management believes that, given the Company’s current cash position, zero debt and strong cash flow generation, the Company is sufficiently capitalized to satisfy projected working capital needs and planned capital expenditures for the foreseeable future without maintaining a credit facility.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Specifically, these factors include, but are not limited to, changes in global economic conditions; the effects of the COVID-19 pandemic on our business and operations, the business and operations of those within our supply chain and global economic conditions generally; changes in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; our partnership with a joint venture partner; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; security breaches or disruptions to the information technology infrastructure; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2020	2019 (1)
Assets
Current assets:
Cash and cash equivalents	$24,735,000	$6,548,000
Investments	270,000	335,000
Accounts receivable, net of allowance for doubtful accounts of $62,000 as of June 30, 2020 and $53,000 as of December 31, 2019	6,661,000	3,568,000
Accounts receivable, related party	952,000	724,000
Inventories	11,980,000	11,303,000
Prepaid expenses	4,110,000	3,587,000
Total current assets	48,708,000	26,065,000

Property and equipment, net	4,004,000	3,943,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	9,000	11,000
Right-of-use assets	2,728,000	3,178,000
Equity investment in unconsolidated affiliate	5,045,000	4,839,000
Total assets	$60,549,000	$38,091,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,575,000	$501,000
Accrued liabilities	1,718,000	920,000
Customer advance payments of orders	6,475,000	-
Lease liabilities	889,000	882,000
Total current liabilities	11,657,000	2,303,000

Lease liabilities, net of current portion	1,887,000	2,337,000
Deferred income tax liabilities, net	224,000	224,000
Total liabilities	13,768,000	4,864,000
Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 13,563,012 and 12,885,273 shares outstanding as of June 30, 2020 and December 31, 2019, respectively	136,000	129,000
Additional paid-in capital	2,694,000	708,000
Retained earnings	43,951,000	32,390,000
Total shareholders' equity	46,781,000	33,227,000
Total liabilities and shareholders' equity	$60,549,000	$38,091,000

(1)	The condensed consolidated balance sheet as of December 31, 2019 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net sales	$25,500,000	$11,415,000	$43,654,000	$23,718,000

Cost of goods sold, excluding depreciation and amortization	12,887,000	7,309,000	22,487,000	14,809,000
Gross profit	12,613,000	4,106,000	21,167,000	8,909,000

Operating expenses:
Selling, general and administrative	4,553,000	3,262,000	8,656,000	6,937,000
Depreciation and amortization	178,000	140,000	360,000	267,000

Total operating expenses	4,731,000	3,402,000	9,016,000	7,204,000

Income from operations	7,882,000	704,000	12,151,000	1,705,000

Other income:
Equity in income of unconsolidated affiliate	119,000	84,000	206,000	361,000
Gain (loss) on marketable securities	41,000	439,000	(18,000)	609,000
Interest income, net	-	21,000	16,000	34,000

Total other income	160,000	544,000	204,000	1,004,000

Income before provision for income taxes	8,042,000	1,248,000	12,355,000	2,709,000

Provision for income taxes	1,822,000	238,000	794,000	481,000

Net income	$6,220,000	$1,010,000	$11,561,000	$2,228,000

Basic earnings per common share	$0.47	$0.08	$0.87	$0.17

Diluted earnings per common share	$0.46	$0.08	$0.84	$0.17

Basic weighted average common shares outstanding	13,351,675	13,184,321	13,351,674	13,287,583

Diluted weighted average common shares outstanding	13,651,995	13,208,138	13,813,094	13,346,146